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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into by and between Triad Financial Corporation, a California corporation (the "Company"), having a business address at 7711 Center Avenue, Suite 100, Huntington Beach, California 92647, and James M. Landy (the "Executive"), having a mailing address at 7711 Center Avenue, Suite 100, Huntington Beach, California 92647.

                                 R E C I T A L S

A. The Executive currently serves as the Chief Executive Officer of the Company.

B. The Executive and the Company have determined that it is in their mutual interests to set forth certain terms relating to the Executive's employment by the Company.

C. The Executive and the Company intend for this Agreement to supersede and replace any and all prior employment agreements the Executive may at any time have had with the Company or any predecessor of the Company.

                                A G R E E M E N T

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

      1.    EMPLOYMENT.

            (a) Service to the Company. Executive shall devote all of his professional time, energy, skill and efforts to the performance of his duties hereunder and to the business of the Company, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Company. Executive shall serve at the direction of the Board of Directors of the Company (the "Board") and shall be subject to the policies and procedures adopted by the Company from time to time.

            (b) Other Commitments. Notwithstanding the commitment of the Executive's professional time, energy, skill and efforts to the Company as set forth in this Section 1(a) above, Executive may serve on corporate, civic, or charitable boards or committees, provided that such service does not interfere with the performance of the Executive's duties under this Agreement, and provided the Executive keeps the Company reasonably informed of such commitments. If the Company determines that any such commitments conflict with or interfere with the performance of the Executive's duties to the Company, the Company shall give written notice of such conflict or interference to the Executive, who then shall be given thirty days in which to remedy the conflict.

      2. DUTIES; CONDUCT. During his employment pursuant to this Agreement, the Executive shall serve as the Chief Executive Officer ("CEO") of the Company. In his capacity as CEO of the Company, the Executive shall be primarily responsible for managing the business of the Company, subject to appropriate oversight by the Board.

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      3.    EMPLOYMENT TERM.

            (a) Initial Term. Subject to the terms and conditions hereof, the Executive's term of employment under this Agreement (the "Employment Term") shall commence effective as of May 1, 2005 (the "Effective Date"), and continue through December 31, 2007 (the "Initial Term"), subject to the extension provisions of Section 3(b), unless terminated earlier in accordance with the provisions of Section 8.

            (b) Extensions. Beginning with January 1, 2008, the Employment Term shall automatically be extended each year on January 1 for one additional year (for example, on January 1, 2008, the Employment Term will be extended to December 31, 2008), except that the Employment Term shall not be extended automatically if (i) prior to 90 calendar days before the Employment Term is scheduled to be extended automatically, the Company delivers to the Executive, or the Executive delivers to the Company, written notice that the automatic extension provision of this Section 3(b) shall be inoperative, (ii) a written notice of termination has been delivered and not withdrawn under Section 8, or
(iii) the Executive dies or suffers a Disability (as defined in Section 8(c) below).

      4.    SALARY AND BENEFITS.

            (a) Salary. During his employment pursuant to this Agreement, the Executive shall receive a total annual salary of Five Hundred Thousand U.S. Dollars (U.S. $500,000) as compensation for his services to the Company (the "Base Salary"), such compensation to be payable in regular installments in accordance with the Company's policy for salaried employees.

            (b) Target Bonus. For each fiscal year of the Company ending during the term of this Agreement, the Executive shall be eligible to receive an annual incentive bonus with a target payout based on the Company's performance for such fiscal year (the "Annual Bonus"), provided that the performance objectives established by the Board for both the Company and the Executive for such fiscal year are attained and provided the Executive is serving as an employee of the Company as of the end of such fiscal year. Any Annual Bonus that is payable hereunder will be paid after the completion of the annual audit of the Company with respect to such fiscal year. If the Executive is employed by the Company on December 31, 2005, and if the applicable performance objectives for fiscal year 2005 are accomplished, the Company will pay the Executive an Annual Bonus based on the Company's full 2005 fiscal year, notwithstanding that the Executive's employment under this Agreement did not commence until May 1, 2005. The target Annual Bonus for fiscal year 2005 will be 100% of the Executive's Base Salary for fiscal year 2005. After fiscal year 2005, the target annual bonus will be established by the Board during the first fiscal quarter of each fiscal year. Each fiscal year the Annual Bonus will be subject to the Company's accomplishing certain performance objectives to be determined by the Board. The Board may amend or adjust the performance objectives for any fiscal year to the extent reasonably necessary or appropriate to take into account the impact of (i) a material corporate event, such as the consummation of an acquisition, or (ii) a material one-time event, such as a restructuring charge or refinancing.

            (c) Stock Options. Promptly after the Effective Date of the Executive's employment under this Agreement Triad Holdings, Inc., the parent corporation of the Company (the "Parent"), will issue to the Executive an option to purchase up to Two Million (2,000,000) shares of the Parent's common stock, par value $0.01 per share, at an exercise price equal to $7.50 per share (the "Landy Option"). The Landy Option shall be subject to the terms and conditions of the applicable option or incentive plan and the corresponding option agreement under which such options are granted.

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            (d) Benefit Plans. During his employment pursuant to this Agreement, subject to eligibility requirements, applicable employee contributions and the terms and conditions of the applicable plan, and except as otherwise expressly provided in this Agreement, the Executive shall be entitled to participate in the Company-sponsored employee benefit plans, medical benefit plans, group life insurance plans or other employee welfare plans that the Company may adopt for employees generally from time to time during the Executive's employment pursuant to this Agreement, and as such plans may be modified, amended, terminated, or replaced from time to time.

            (e) Vacation. The Executive shall be entitled to five weeks of paid vacation each fiscal year of this Agreement, to be taken in accordance with the Company's policy then in effect, and to the same paid Holidays provided to the other employees of the Company. The Executive's vacation days will be pro-rated based on the number of full months, if less than twelve, that the Executive is employed hereunder in the applicable fiscal year.

            (f) Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive on behalf of the Company in the course of his duties, upon presentation of appropriate documentation of such costs as and when required by and to the satisfaction of the Company, on a basis that is consistent with the Company's past practices. The Executive shall be entitled to fly Business Class on flights that have a scheduled flight time of two hours or more, to the extent a Business Class seat is available. All other flights shall be Economy Class or its equivalent.

            (g) Automobile and Club Allowance. The Company will provide the Executive with an allowance of Seventeen Hundred ($1,700) U.S. Dollars per month to cover a portion of the monthly costs associated with Executive's use of his automobile and a portion of the monthly membership fees at one private club at which the Executive can entertain business contacts.

      6. NON-SOLICITATION. The Executive acknowledges that he is the founder of the Company and that the stockholders of the Company are investing substantial amounts to purchase the Company based, in part, on assurances that the Executive will invest substantial time and effort to accomplish the Company's business plan. The Executive further acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the stockholders' and the Company's investment in the Company's business and the goodwill thereof. For these reasons, and the additional consideration set forth in this Agreement, Executive agrees that from the effective date of this Agreement and until the two-year anniversary of the termination of the Executive's employment under this Agreement for any reason (other than non-renewal by the Company pursuant to Section 3(b), in which event Section 6(a) shall not apply):

            (a) The Executive shall not, directly or indirectly, use Confidential Information (defined below) that constitutes a protectable trade secret to solicit business from, attempt to do business with, or do business with any customers, lenders, suppliers, joint venturers or business referral sources, in each case which either: (1) the Executive contacted, called on, serviced, transacted business with or had significant contact with during the Executive's employment with the Company or that the Executive attempted to contact, call on, service, or do business with during the Executive's employment with the Company; or (2) the Executive became acquainted with as a result of the Executive's employment with the Company. The restriction set forth in this
Section 6(a) applies only to business that is in the scope of services or products provided by the Company during the term of the Executive's employment hereunder and does not prohibit the Executive from doing business with any person so long as in connection therewith the Executive is not using Confidential Information of the Company that constitutes a protectable trade secret.

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            (b) The Executive shall not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit, induce, encourage, attempt to solicit or induce, or assist another to induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or relationship with the Company.

      The Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 6 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 6 shall remain in full force and effect. The Executive further agrees that if a court of competent jurisdiction determines that any provision of this Section 6 is invalid or against public policy, the remaining provisions of this Section 6 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

      The Executive acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the business plan for the Company, the time that the Executive has been engaged in (and is expected to be engaged in) the business of the Company, the Executive's reputation in the markets for the Company's businesses and the Executive's relationship with the Company's actual and prospective lenders, clients, employees and management team.

      If the Executive violates any of the restrictions contained in Section 6 in this Agreement, the restrictive period will be suspended and will not begin to run again in favor of the Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the Company's satisfaction.

      7.    CONFIDENTIAL INFORMATION.

            (a) Confidential Information. For purposes of this Agreement, the term "Confidential Information" means any trade secrets or confidential or proprietary information of the Company, including without limitation the following:

                  (i) Information concerning the Company's investor or prospective investor lists, lenders, customers, clients, marketing, business and operational methods of the Company and their customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by any of the Company;

                  (ii) Business records, financial information, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;

                  (iii) Finances, strategies, systems, research, plans, reports, recommendations and conclusions;

                  (iv) Names, arrangements with, or other information relating to, any of the Company's investors, customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

                  (v) Any matter or thing obtained or ascertained by Executive through Executive's association with the Company, the use or disclosure of which might reasonably be construed to be contrary to the best interests of any the Company, its owners or employees.

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      Upon termination of the Executive's employment under any circumstances, the Executive or his estate or representatives, shall promptly return to the Company all property of the Company, including any and all Confidential Information, computers, hard-drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, electronic devices and related data storage devices, including all copies thereof, which belong to the Company or relate to the Company's business and which are in Executive's possession, custody or control, whether prepared by Executive or others, and shall destroy or erase any data that cannot be returned (with it being understood and agreed that subject to Section 7 hereof, the Executive shall be permitted to retain his own rolodex, calendars, appointment lists and other personal lists maintained during the course of his employment hereunder).

      If the Executive is subpoenaed, served with any legal process or notice or otherwise requested to produce or divulge, directly or indirectly, any Confidential Information by any entity, agency or person in any formal or informal proceeding, including without limitation any interview, deposition, administrative or judicial hearing and/or trial, then promptly after the Executive's receipt of such subpoena, process, notice or request, the Executive shall notify the Company and shall reasonably cooperate with the Company's efforts to obtain a protective order or other relief to protect the Company's Confidential Information or to limit the scope of disclosure of such information in such interview, deposition, administrative or judicial hearing and/or trial.

            (b) Non-disparagement. During the term of this Agreement and continuing after termination of the Executive's employment hereunder, (i) the Executive shall not communicate or publish, directly or indirectly, any confidential, personal or disparaging information concerning any member of the Company, any director, officer or employee of any entity in the Company or any entity or individual who controls, directly or indirectly, any entity in the Company, and (ii) no member of the Board shall communicate or publish (in either case outside the Board and its advisors who need to know such information and agree to keep it confidential) any disparaging information concerning the Executive. The foregoing restrictions shall not apply to the use or disclosure of any information regarding any of the foregoing persons in any arbitration or litigation between the Executive, on the one hand, and the Company or any director, stockholder, officer, agent, employee or other representative of the Company, on the other hand.

            (c) Works. Any works created during the term of this Agreement by the Executive shall be deemed work for hire to the extent permitted by law, and the Company shall have the sole right to any such works. In addition, the Executive hereby grants and shall grant to Company all his rights, title and interest including, without limitation, all intellectual property and proprietary rights, in all works developed or created by the Executive during the term of this Agreement. The Executive hereby waives for the benefit of the Company and its successors, assigns and licensees all moral rights that the Executive may have in such works. For greater clarity, the parties acknowledge and agree that such works include without limitation the Developments as defined in Section 7(e) below.

            (d) Inventions. The Executive will communicate to the Company promptly and fully and hereby assigns all of the Executive's rights, title and interest, including without limitation, all intellectual property and proprietary rights, in all inventions or improvements made or conceived by the Executive (alone or jointly with others) during the Executive's employment with the Company, which are along the lines of the business, work, or investigations of the Company or that result from or are suggested by any work the Executive may do for the Company. The Executive agrees that any such invention or improvement, whether or not patentable, shall be and remain the sole and exclusive property of the Company. The Executive agrees to keep and maintain reasonably adequate and current written records of all such inventions or improvements at all stages thereof, which records shall be and remain

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the property of the Company. The Executive agrees to take such actions and execute such documents and instruments, including but not limited to patent applications, as the Company requests to vest or maintain title to such inventions or improvements in the Company or otherwise to carry out the intent of this Agreement.

            (e) Other Provisions/Exclusions. The Executive understands, acknowledges and agrees that all Developments (as hereinafter defined) shall be made for hire by the Executive for the Company. "Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company, or (ii) results from or is suggested by any undertaking assigned to the Executive or work performed by the Executive for or on behalf of the Company, whether created alone or with others, during or after working hours. All confidential or proprietary information described in Section 7(a) above and all Developments shall remain the sole property of the Company. The Executive shall acquire no proprietary interest in any confidential or proprietary information described in
Section 7(a) above or Developments developed or acquired while the Executive is required to provide services to the Company hereunder. To the extent the Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any confidential or proprietary information described in
Section 7(a) above or Development, the Executive hereby assigns to the Company all such intellectual property or proprietary rights. The Executive shall, both during the term of this Agreement and for two years thereafter, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its reasonable discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Developments and in the proprietary information, inventions, copyrights, and trademarks otherwise described in this Section 7.

      8.    TERMINATION.

            (a) By the Executive. The Executive may resign his employment at any time, for Good Reason (defined below) or without Good Reason, upon thirty days written notice to the Company. Upon receipt of written notice from the Executive of his voluntary resignation of employment, the Company may immediately terminate the Executive's employment with the Company (which shall be deemed for all purposes an immediate voluntary resignation by the Executive, and not a termination by the Company) and require no further services from the Executive. The term "Good Reason" means (i) any material breach by the Company of any provision of this Agreement, after the Executive has given the Company thirty days written notice of such breach and the Company has not during such period cured the alleged breach, (ii) a reduction in the Executive's Base Salary without the Executive's consent, or (iii) the Company's failure to continue any benefit or compensation plan in which the Executive is participating (other than an equal reduction in such benefits for all similarly-situated executives of the Company). Relocation by the Company of the Executive's office or a change by the Company of the Executive's duties and responsibilities as described in Section 2 hereof shall not be a material breach and shall not serve as the basis for a termination by the Executive for Good Reason.

            (b) By the Company. The Company may terminate the Executive's employment for any reason, at any time, upon written notice to the Executive, provided that the Company shall pay the Executive the amounts and benefits as set forth in Section 8(d) or Section 8(e) below, as applicable. The Company shall have the right to terminate the Executive's employment with the Company under this Agreement with or without Cause. As used in this Agreement, the term "Cause" shall mean the Executive's:

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                  (i) material fraud, embezzlement, theft or other act or
omission involving material dishonesty, or a crime of moral turpitude, in each case relating to the Company's business, or constituting information known within the Company's industry or among the Company's employees;

                  (ii) intentional or reckless failure to abide in any material respect with reasonable rules and regulations governing the transaction of business of the Company as the Company may from time to time adopt or approve;

                  (iii) failure to perform material duties or to follow material directions of the Board;

                  (iv) intentional misappropriation of any corporate opportunity, or otherwise intentionally obtaining personal profit from any material transaction that is adverse to the interests of the Company or to the benefits to which the Company is entitled;

                  (v) indictment for a felony (provided, however, that indictment for a felony involving only the use of a motor vehicle that does not cause material personal injury to any person shall not constitute Cause under this item (v)); or

                  (vi) intentional or reckless conduct by the Executive that subjects the Company or any direct or indirect subsidiary, parent or other affiliated entity, to loss of any required license, permit or similar governmental authorization that is material to the Company's or such entity's business.

                  Notwithstanding the foregoing, the items described in Section 8(b)(ii), (iii) and (vi) shall not constitute Cause unless the Company first gives the Executive written notice describing in reasonable detail the action, failure to act or other circumstance under any such item that the Company believes constitutes Cause and the Executive fails to cure such action, failure to act or circumstance within thirty days after the delivery of such notice (or such longer time as may reasonably be required to cure any breach of item (vi), but in any case not exceeding 90 days total).

            (c) By Death or Disability. The Executive's employment shall be terminated under this Agreement in the event of the Executive's death or Disability. For purposes of this Agreement, "Disability" means that for a period of at least 120 days during any twelve consecutive month period on account of a mental or physical condition, the Executive is unable to perform the essential functions of his job for the Company, with or without reasonable accommodation, as determined in good faith by the Company, based upon medical reports or other evidence satisfactory to the Company.

            (d) Obligations Where no Severance is Required. In the event that the Company terminates the Executive's employment under this Agreement for Cause, this Agreement is not extended by either party under Section 3(b)(i), the Executive's employment terminates due to his death, or Disability, or the Executive terminates his employment hereunder on or after the twelve month anniversary of the Effective Date of this Agreement (other than for Good Reason), then in each such case the Company shall have no further obligation to the Executive under this Agreement except to pay his Base Salary earned through the date of termination of employment with the Company and a lump sum payment for any accrued and earned, but unused, vacation shall be paid to Executive on or before the next regularly scheduled pay day after the effective date of the termination; provided, however, that if the Executive's date of termination occurs after the end of the Company's fiscal year, but before payment of any applicable Annual Bonus actually earned by the Executive for such completed fiscal year, then the Company also shall pay such earned Annual Bonus in accordance with Section 8(e)(iii).

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            (e) Severance Obligations. In the event the Company terminates the
Executive's employment without Cause, the Executive terminates his Employment hereunder for any reason prior to the twelve month anniversary of the Effective Date of this Agreement, or Executive resigns for Good Reason on or after the twelve month anniversary of the Effective Date of this Agreement, the Company's obligations to the Executive shall be limited to the following:

                  (i) Earned Salary. The Company shall pay Executive any Base Salary earned through the date of termination of employment with the Company and a lump sum payment for any accrued and earned, but unused, vacation; provided, however, that if the Executive's date of termination occurs after the end of the Company's fiscal year, but before payment of any applicable Annual Bonus actually earned by the Executive for such completed fiscal year, then the Company also shall pay such earned Annual Bonus in accordance with Section 8(e)(iii).

                  (ii) Severance.

                        (A) Within First Year. Subject to the last sentence of
Section 8.(f) below, if the Company terminates Executive's employment without Cause or the Executive resigns (with or without Good Reason) or retires, in each case prior to the twelve month anniversary of the Effective Date of this Agreement, the Company shall pay Executive severance payments ("Severance") in an amount equal to three times the Executive's taxable income as set forth in his Form W-2 for 2004, reduced by any required payroll and tax withholdings, payable in twenty-four equal installments on the first pay day of each month, beginning on the first pay day of the month following the month in which Executive's Employment is terminated, provided that Executive has not revoked the Separation Agreement and Release.

                        (B) After First Year. Subject to the last sentence of
Section 8.(f) below, if the Company terminates the Executive's employment without Cause or the Executive resigns for Good Reason, in either case on or after the twelve month anniversary of the Effective Date of this Agreement, the Company shall pay the Executive Severance in an amount equal to two times the Executive's Base Salary and Annual Bonus earned in the fiscal year preceding the Executive's termination, reduced by any required payroll and tax withholdings, payable in twenty-four equal installments on the first pay day of each month (this twenty-four month period is referred to as the "Separation Period"), beginning on the first pay day of the month following the month in which the Executive's Employment terminated.

                        (C) Forfeiture Upon Breach. If the Executive is eligible to receive severance payments under this Section 8(e)(ii), then in the event the Executive violates any of the provisions of Section 6 or Section 7 above, all remaining payments shall be forfeited and the Company shall be entitled to reimbursement from the Executive for any and all severance payments previously made to Executive during the period of such violation. If Executive or anyone acting on his behalf brings a claim against the Company seeking to declare any term of this Agreement void or unenforceable, including Section 6 and Section 7 of this Agreement, and if one or more material terms of this Agreement are ruled by a court or arbitrator to be void or unenforceable or subject to reduction or modification, then Triad shall be entitled to (i) refuse to make any severance payments, or any additional severance payments, described in Section 8(e) of this Agreement; (ii) recover from Executive all Severance payments, as described in Section 8(e), already paid to Executive; and (iii) recover its attorneys' fees incurred in defending such action and seeking recovery of such amounts.

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                        (D) Acknowledgement. The Executive acknowledges and
agrees that the severance compensation provided for in this Section 8(e)(ii) is fair and reasonable and is the result of negotiation between the parties.

                  (iii) Completed Fiscal Year Earned Annual Bonus. If the Executive's employment terminates after the end of a full fiscal year but prior to the payment of any Annual Bonus actually earned for such full fiscal year, the Company will pay such earned Annual Bonus as promptly as reasonably practicable after the completion of the audit for such fiscal year, and in any event not later than the payment of annual bonuses (if any) payable to other senior executive officers of the Company pursuant to the same or any substantially similar bonus program.

            (f) Sole Remedy; Release. The applicable payments provided in this
Section 8 shall be the sole remedy for any claim the Executive may have arising out of termination of the Executive's employment by the Company or the termination of this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to make any payment under
Section 8(e)(ii) unless the Executive timely executes and delivers to the Company a general release of claims and covenant not to sue the Company and/or its stockholders, in form and substance reasonably satisfactory to the Company (form attached as Exhibit A).

            (g) Payments to Estate. In the event of the Executive's death or Disability before or after payments under Section 8(d) or Section 8(e) (as applicable) have commenced and prior to the end of the applicable payment period, all remaining payments otherwise required under Section 8(d) or Section 8(e) (as applicable) of this Agreement thereafter shall be paid to the Executive's estate or representative in accordance with the payment provisions set forth in Section 8(d) or Section 8(e) (as applicable).

      9. BREACHES AND REMEDIES. In the event of a breach or a threatened breach by the Executive of Section 6 or Section 7 in this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, and (if the Company obtains such relief) to recover the Company's attorneys' fees, costs and expenses related to the breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys' fees, and costs. The restrictions in this Agreement shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement. The Executive acknowledges and agrees that in the event that the Executive violates Section 6 or Section 7 hereof, in addition to any other rights or remedies to which it may be entitled under law or this Agreement, the Company shall, except as prohibited by applicable law, cease making any severance or other payments hereunder, shall be entitled to reimbursement from the Executive for any and all severance payments previously made to the Executive under this Agreement during the period of such violation and shall be entitled to enforce the provisions of Section 6 or Section 7 by injunction or other equitable relief, without having to prove irreparable harm or inadequacy of money damages.

      10. DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any party may submit such dispute, controversy or claim, including a claim for indemnification under this Section 10, to arbitration. Notwithstanding the provisions of this Section 10 to the contrary, the Company shall be entitled to seek injunctive or other emergency relief in a court of law to enforce the provisions of Section 6 or Section 7.

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            (a) Arbitrators. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $2,000,000, then the arbitration shall be heard and determined by three arbitrators. If three arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within 30 days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within 30 days following the appointment of the last party-appointed arbitrator. If (A) the parties cannot agree on the sole arbitrator, (B) one party refuses to appoint its party-appointed arbitrator within said 30-day period or (C) the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal, then the appointing authority for the implementation of such procedure shall be the Senior United States District Judge for the jurisdiction in which the Company's headquarters then is located, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If such Senior United States District Judge refuses or fails to act as the appointing authority within 90 days after being requested to do so, then the appointing authority shall be the Chief Executive Officer of the American Arbitration Association, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

            (b) Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

                  (i) The arbitration proceedings shall be held in the city in which the Company's headquarters then are located, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrator(s);

                  (ii) The arbitrator(s) shall be and remain at all times wholly independent and impartial;

                  (iii) The arbitration proceedings shall be conducted in accordance with the Employment Dispute Rules of the American Arbitration Association, as amended from time to time;

                  (iv) Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

                  (v) The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrator(s);

                  (vi) The decision of the arbitrator(s) shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrator(s); made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement;

                  (vii) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

                  (viii) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

            (c) Acknowledgment of Parties. Each party acknowledges that such party has voluntarily and knowingly entered into an agreement to arbitration under this Section 10 by executing this Agreement.

      11.   MISCELLANEOUS PROVISIONS.

            (a) Successors of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            (b) No Assignment or Delegation by the Executive. The Executive may not assign his rights or delegate his duties or obligations hereunder.

            (c) Notice. For the purposes of this Agreement, notices and all other communications provide for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, or to such other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            (d) Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such individual as may be specifically designated by the Board; provided, however, that in the event the Company determines, in its sole discretion, that a change or modification is necessary for purposes of compliance with or exemption from the requirements of
Section 409A of the Internal Revenue Code of 1986, as amended, or any regulations or other guidance issued thereunder, and to avoid the imposition of additional tax on any person other than the Executive who holds Company stock options or is the beneficiary of other compensatory arrangements with the Company, the Executive agrees not to unreasonably withhold his consent to such change or modification or to unreasonably condition his consent on the renegotiation by the Company of any other provision of this Agreement. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

            (e) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

            (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            (g) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without giving effect to principles of conflict of laws; provided, however, that if the Company's headquarters are relocated outside the State of California and if the Executive thereafter continues to serve as the Chief Executive Officer of the Company at the Company's new headquarters location for at least sixty days, this Agreement thereafter shall be governed by and construed under the laws of the State in which the Company's headquarters then are located, without giving effect to principles of conflict of laws.

            (h) Headings. The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

            (i) Prior Agreements. This Agreement supersedes in all respects all prior employment agreements between the parties, whether written or oral.

            (j) Captions and Gender; Mutual Drafting. The use of captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory. Each party has substantially participated in the preparation and drafting of this Agreement and there shall be no presumption against any party by virtue of any party's preparation of any provision of this Agreement.

            (k) Survival. The covenants and provisions set forth in Sections 4(c), 6, 7, 8, 9, 10 and 11 of this Agreement shall survive the termination of the Executive's employment, and/or termination of this Agreement, in accordance with their respective terms.

                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the 1st day of May, 2005.

                                            TRIAD FINANCIAL CORPORATION,
                                            A CALIFORNIA CORPORATION

                                            By: /s/ Debra G. Glasser
                                                -----------------------------
                                                Name:  Debra G. Glasser
                                                Title: Corporate Secretary

                                                /s/ James M. Landy
                                                -----------------------------
                                                JAMES M. LANDY

      Triad Holdings, Inc. has signed this Agreement as of the 1st day of May, 2005, for the sole and limited purpose of confirming the undertaking set forth in Section 4(c) hereof.

                                            TRIAD HOLDINGS, INC.,
                                            a Delaware corporation

                                            By: /s/ Debra G. Glasser
                                                ----------------------------
                                                Name: Debra G. Glasser
                                                Title: Corporate Secretary

                                    EXHIBIT A

                    FORM OF SEPARATION AGREEMENT AND RELEASE

                        SEPARATION AGREEMENT AND RELEASE

      This Separation Agreement and Release ("Agreement") is entered into by Triad Financial Corporation ("Triad") and James M. Landy ("Executive"). Triad and Executive are referred to as the "Parties." Because the Parties desire to enter into an agreement that amicably resolves the employment relationship between them and any disputes that now or may exist between them concerning Executive's hiring, employment and termination from Triad including disputes regarding Executive's compensation or benefits, the Parties are entering into this Agreement. Defined terms in this Agreement have the same meaning as defined in the Employment Agreement between Triad and Executive, dated May 1, 2005 ("Employment Agreement").

      1. END OF EXECUTIVE'S EMPLOYMENT. Executive's last day of employment with Triad will be ____________ (which is designated the "Separation Date"). All benefits and severance to be paid to Executive are set forth in Section 8(d) and
(e) of the Employment Agreement. Except as stated in this Agreement and the Employment Agreement, or as required by law, all other benefits and pay which relate to Executive's employment with Triad shall cease as of the Separation Date.

      2. EXECUTIVE'S PARTICIPATION IN COMPANY BENEFIT PLANS. Following his termination of employment, Executive shall not be entitled to any additional payments or future grants under any benefit plan or bonus or incentive program established by Triad or any of its affiliates. Any vested interest held by Executive in Triad's 401(k) and any other plans in which Executive participates shall be distributed in accordance with the terms of the plan and applicable law. Executive's right to exercise vested options or grants after his termination of employment will be determined according to the provisions of his Employment Agreement and the applicable equity incentive plans and agreements governing the options or grants for stock in Triad, Triad Holdings, Inc. or their affiliates (the "Option Documents"). Executive agrees that the release in Paragraph 4 below, except as provided therein, covers any claims he might have regarding his bonuses, stock options or grants and any other benefits he may or may not have received during his employment with Triad. In addition, after the Separation Date, Executive and his dependents shall have the right to choose extension of applicable medical insurance coverage pursuant to COBRA. Triad shall provide Executive under separate cover at his home address, information necessary and as required by law to facilitate the transfer or rollover of his 401(k) account and information regarding COBRA election.

      3. RETURN OF TRIAD PROPERTY. Executive shall promptly return all equipment and property in his possession which belongs to Triad, including all computer software, computer access codes, company laptops, personal data assistants, company credit cards, keys, access cards, and all original and copies of notes, documents, files or programs stored electronically or otherwise, that relate or refer to Triad, its customers, its financial statements, its business contacts, and sales. By signing this Agreement, Executive warrants that he has not retained and has returned all such equipment or property and that should he later discover additional Company equipment or property, he will promptly notify the Company and return it to the Company.

      4. EXECUTIVE'S RELEASE. In consideration of the benefits and severance pay described in Section 8(e) of the Employment Agreement, and promises, covenants and other valuable consideration provided by Triad in this Agreement, and subject thereto, Executive releases Triad and any of its direct or indirect parents, predecessors, successors, subsidiaries, affiliates or related companies, organizations, officers, directors, shareholders, Executives, attorneys, and agents, collectively referred to as "Releasees," from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorney's fees) of any kind whatsoever, including, but not limited to, disputes or claims arising out of Executive's hiring, employment or termination of such employment with Triad, or arising out of any act committed or omitted during or after the existence of such employment relationship, including any disputes regarding compensation. This Release includes, but is not limited to, all claims, whether arising in contract or allegations of tort, common law or assertion of federal or state statutory rights, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Executive Retirement Income Security Act, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, as well as any expenses, costs or attorney's fees. Furthermore, Executive agrees and hereby relinquishes any right to re-employment with Triad. However, Executive does not release his right to enforce the terms of this Agreement, or the obligations to him under the Employment Agreement and Option Documents that by the terms thereof expressly continue after his employment ends (the "Continuing Obligations").

      To the extent permitted by law, Executive hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local, or federal law, statute, rule, order or regulation, Executive has or may have with respect tot the Released Parties. California Civil Code Section 1542 reads as follows:

      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Executive hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

In exchange for the Severance benefits described in Section 8(e) of the Employment Agreement, Executive further agrees never to file a lawsuit asserting any claims that are released in this Agreement and further agrees not to accept any recoveries or benefits which may be obtained on his behalf by any other person or agency or in any class action; provided that nothing in this Agreement shall be construed to prohibit Executive from challenging the validity of this Agreement, enforcing the Continuing Obligations, filing a charge with the Equal Employment Opportunity Commission, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

      5. NON-SOLICITATION AGREEMENT. Executive reaffirms his non-solicitation obligations set forth in Section 6 of his Employment Agreement; and agrees that nothing in this Agreement shall cause such obligations to cease.

      6. NOT AN ADMISSION OF WRONGDOING. This Agreement shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.

      7. VOLUNTARY EXECUTION OF THE AGREEMENT. Executive and Triad represent and agree that they have had an opportunity to review all aspects of this Agreement, and that they fully understand all the provisions of the Agreement and are voluntarily entering into this Separation Agreement and the General Release. Executive further represents that he has not transferred or assigned to any person or entity any claim involving Triad or any portion thereof or interest therein.

      8. BINDING EFFECT. This Agreement shall be binding upon Triad and upon Executive and his heirs, administrators, representatives, executors, successors and assigns.

      9. ENFORCEABILITY. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

      10. ENTIRE AGREEMENT. This Agreement and the Employment Agreement between Triad and Executive set forth the entire agreement between the parties, and fully supersedes any and all prior agreements (except the Employment Agreement and the Option Documents), understandings, or representations between the parties pertaining to Executive's employment with Triad, the subject matter of this Agreement or any other term or condition of the relationship between Triad and Executive. Executive represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation(s) by Triad or its agents except as expressly contained in this Agreement.

      11. TIME TO CONSIDER. Triad and Executive agree that Executive received this Agreement on __________ and has been told that he has twenty-one (21) days to consider this Agreement prior to signing. Executive is not required, however, to wait 21 days to execute this Agreement and may execute this Agreement at any time. Executive agrees that he has been given a sufficient period of time to review and consider this Agreement before signing it and is encouraged to consult with an attorney of his choosing, before signing this Agreement. Executive understands that whether or not to consult with an attorney is his decision. Executive understands and agrees that if he refuses to sign this Agreement, his employment will be immediately terminated and he will not receive any payment pursuant to this Agreement.

      12. EXECUTIVE'S RIGHT TO REVOKE THE AGREEMENT. Triad and Executive agree that Executive may revoke this Agreement at any time up to seven (7) days after signing.

      13. GOVERNING LAW. This Agreement shall be governed by the laws of State in which Executive has most recently maintained his office at Triad without reference to its choice of law rules.

      14. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile) shall be deemed an original and all of which together shall constitute one and the same instrument.

                                    * * * * *

      I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

AGREED TO BY:

________________________                                ________________________
Name                                                    Date

STATE OF CALIFORNIA

COUNTY OF ___________________

      Before me, a Notary Public, on this day personally appeared
____________________________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that he has executed this Agreement on behalf of himself and his heirs, for the purposes and consideration therein expressed.

      Given under my hand and seal of office this____________ day of _______,____________.

                                ________________________________________________
                                Notary Public in and for the State of California

(PERSONALIZED SEAL)

TRIAD FINANCIAL CORPORATION

BY: __________________________               DATE:___________________________
TITLE:________________________

STATE OF __________________

COUNTY OF ________________

      Before me, a Notary Public, on this day personally appeared _____________________, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of ______________________, and that he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

      Given under my hand and seal of office this___________ day of _______,___________.

                                            ____________________________________
                                            Notary Public in and for
                                            the State of _____________

(PERSONALIZED SEAL)